UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 13, 2018

Global Net Lease, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-37390	45-2771978
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue, 3rd Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant’s telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

United Kingdom Refinancing

On August 13, 2018, certain wholly owned subsidiaries (the “Borrowers”) of Global Net Lease, Inc. (the “Company”), entered into a syndicated investment facility loan agreement (the “Loan Agreement”) with Lloyds Bank plc, as agent (the “Agent”), and also delivered an irrevocable utilization request pursuant to which, on August 16, 2018, the Borrowers borrowed £230.0 million (the “Loan”) secured by all 43 of the Company’s properties in the United Kingdom, which are directly owned by the Borrowers (each, a “Mortgaged Property” and collectively, the “Mortgaged Properties”), as well as the Company’s indirectly owned equity interests in the Borrowers. The Loan is also guaranteed by the Borrowers pursuant to the Loan Agreement.

The maturity date of the Loan is August 13, 2023 and it bears interest at a rate of 1.975% + 3-month GBP LIBOR, with the interest rate with respect to 80% of the principal amount to be fixed by a swap agreement, which is expected to be executed later today. The Loan Agreement requires quarterly interest-only payments for the first two years of the Loan followed by scheduled principal amortization of £37.9 million in the final three years of the Loan, with the remaining principal due at maturity.

At the closing of the Loan Agreement, £209 million of the net proceeds after costs and fees related to the Loan were used to repay all outstanding indebtedness encumbering 38 of the Mortgaged Properties, including indebtedness under which Agent was as lender. The other five Mortgaged Properties were unencumbered prior to the Loan.

The Borrowers may prepay the Loan in whole or in part at any time. Mandatory prepayments (or substitutions or additions to the pool of properties securing the Loan) are also required in connection with dispositions of Mortgaged Properties, curing certain defaults and other customary circumstances. In connection with any prepayment, the lenders under the Loan are entitled to receive a prepayment fee equal to (i) 3.00% of the amount prepaid for prepayments on or prior to August 13, 2019, (i) 2.00% of the amount prepaid for prepayments between August 14, 2019 and August 13, 2020, and (iii) 1.00% of the amount prepaid for prepayments between August 14, 2020 and August 13, 2021. No prepayment fee is payable after August 13, 2021.

The Loan Agreement contains customary representations and covenants for a loan agreement of this type, including financial covenants related to maintenance of interest coverage ratios and loan-to-value ratios with respect to the Mortgaged Properties, taken as a whole. Under certain circumstances and subject to conditions, the Company may be required to provide an unsecured corporate guaranty of the Borrowers’ obligations in an amount no greater than £20.0 million to the extent required to maintain compliance with these financial covenants. This guaranty would be pursuant to a form of guaranty agreement attached as an exhibit to the Loan Agreement which requires, among other things, that the Company maintain liquidity necessary to meet the amount obligations guaranteed and maintain compliance with the financial covenants contained in its corporate-level credit facility.

The foregoing summary of the material terms of the Loan Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Loan Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained under the subheading United Kingdom Refinancing in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Investment Facility Agreement, dated as August 13, 2018, among the borrower and guarantor entities thereto and Lloyds Bank PLC.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 16, 2018	By:	/s/ James L. Nelson
	Name:	James L. Nelson
	Title:	Chief Executive Officer and President

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